Exhibit 99(l)(1)

PURCHASE AGREEMENT

BlackRock Series Fund II, Inc. (the “Company”), a Maryland corporation, on behalf of its series BlackRock High Yield Portfolio and BlackRock U.S. Government Bond Portfolio (the “Funds”), and BlackRock Financial Management, Inc. (“BFM”), a Delaware corporation, hereby agree as follows:

1. The Company hereby offers BFM and BFM hereby purchases one share of each Fund (the “Shares”) for $10 per Share. The Company hereby acknowledges receipt from BFM of funds in full payment for the foregoing Shares.

2. BFM represents and warrants to the Company that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

- Signature page follows -

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the 18th day of July, 2018.

BLACKROCK SERIES FUND II, INC., on behalf of BlackRock High Yield Portfolio and BlackRock U.S. Government Bond Portfolio

By:	/s/ John Perlowski
Name: John Perlowski
Title: President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:	/s/ Benjamin Archibald
Name: Benjamin Archibald
Title: Managing Director